Exhibit 99.1
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet	Tim Grace
Chief Financial Officer	General Inquiries	Media Inquiries
Telephone: (248) 358-1171	(312) 640-6672	(312) 640-6667
E-mail: invrelations@npte.com
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 9, 2006
NORTH POINTE HOLDINGS CORPORATION REPORTS
THIRD QUARTER 2006 RESULTS
Third Quarter Summary:
•	Gross premiums written were $22.7 million, up 23.4 percent, versus $18.4 million a year ago. Commercial lines increased 20.8 percent in the quarter led by a $9.3 million increase in a crop insurance fronting program, which is 98.0 percent ceded. This was offset by a $6.5 million decrease in the Florida small business line.

•	Net premiums earned were $19.9 million, down 8.3 percent, versus $21.7 million in the third quarter of 2005. Commercial lines decreased 9.0 percent in the quarter, while personal lines decreased 5.4 percent compared with the prior year period.

•	Loss ratio of 35.9 percent versus 53.7 percent in the third quarter of 2005.

•	Net income per share of $0.24 versus $0.10 in the third quarter of 2005.

•	Cash and investments of $165.2 million; book value of $9.57 per share.
SOUTHFIELD, MI – November 9, 2006 – North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the third quarter ended September 30, 2006. Net income was $2.2 million, or $0.24 per share, as compared with $511,000, or $0.10 per share, for the third quarter of 2005. This increase was primarily driven by a decrease in losses and loss adjustment expenses, partially offset by a decrease in net premiums earned due to planned cancellations and non-renewals in the Florida small business line.
James G. Petcoff, chairman and chief executive officer, noted, “Faced with several-fold increases in catastrophe reinsurance and lack of available reinsurance capacity, we prudently chose to reduce our wind exposure risks to more appropriate levels. As a result, net earned premiums in
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the quarter were down slightly. While the Florida cancellations did affect us in the quarter, this has not prevented us from pursuing our overall growth initiatives.”
Third Quarter 2006 Highlights
Gross premiums written for the three months ended September 30, 2006, were $22.7 million as compared to $18.4 million for 2005. Gross premiums written increased $3.6 million, or 20.8 percent, in the commercial lines and $634,000, or 57.6 percent, in the personal lines in the third quarter of 2006 compared with the prior year period. Total revenues in the third quarter of 2006 were $22.1 million, down 6.0 percent, as compared to $23.5 million in the corresponding period in 2005. Net premiums earned decreased by $1.8 million.
Gross premiums written increased in the third quarter by $4.3 million primarily due to a fronting arrangement with crop insurance (producing $9.3 million of gross premiums written and $9.1 million of ceded premiums written) and a $1.1 million increase in premiums from the bowling centers and roller skating centers lines, partially offset by a $6.5 million decrease in Florida small business writings due to the cancellations and non-renewals. The crop program was not written in 2005 and will not be continued in 2007.
The decrease in net premiums earned was predominantly driven by a decrease in the commercial lines segment due to cancellations and non-renewals in the Florida small business line. The cancellations and non-renewals were the result of a promptly-executed plan to reduce wind exposure in Florida when it became evident, in early June 2006, that the Company could not obtain catastrophe reinsurance coverage for the 2006 hurricane season. As a result, the Company estimates that it has significantly reduced potential future losses from hurricane activity; reducing wind-exposed total insured values by over 75.0 percent, but only reducing the related annualized gross premiums by approximately $18.0 million, or 40.0 percent of the Florida small business line.
The Company’s loss ratio for the third quarter was 35.9 percent as compared with 53.7 percent for the corresponding period in 2005 primarily due to a reduction in losses and loss adjustment expenses. The decrease in losses and loss adjustment expenses in both the commercial and personal lines segment was primarily due to the significant hurricane-related costs that were incurred during 2005.
Petcoff concluded, “Regarding our Florida initiatives, we took quick action to protect both our policyholders and shareholders. In the meantime, we are working to grow and diversify our book of business. One example is our focused regional expansion in the west. In addition, we are pursuing ways to gain back, on an ex-wind basis, some of the Florida business we lost. But most importantly, we remain profitable for the quarter and year-to-date, we continue to increase our book value and we are poised for a strong 2007.”
Conference Call Details
North Pointe will host a conference call today at 11:00 a.m. EST to discuss third quarter results. The call may be accessed on North Pointe’s web site at www.npte.com or by dialing 877-704-5384.
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A replay will be available through November 16, 2006, by dialing 888-203-1112, passcode 6598749. You may also access the replay on North Pointe’s website for 90 days following the event.
About North Pointe Holdings Corporation
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
     To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow....
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North Pointe Holdings Corporation and Subsidiaries
Unaudited Results of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Gross premiums written:
Commercial lines	$20,903	$17,295	$60,453	$55,261
Personal lines	1,772	1,138	29,972	31,430

Total gross premiums written	22,675	18,433	90,425	86,691

Net premiums written:
Commercial lines	9,465	14,082	39,352	46,284
Personal lines	(752)	(1,503)	21,386	25,859

Total net premiums written	8,713	12,579	60,738	72,143

Revenues:
Net premiums earned:
Commercial lines	14,386	15,813	46,087	47,289
Personal lines	5,523	5,839	15,229	19,555

Total net premiums earned	19,909	21,652	61,316	66,844
Investment income, net	1,755	1,067	4,755	2,755
Net realized capital gains (losses)	81	75	(266)	(155)
Other income	404	695	1,291	1,474

Total revenues	22,149	23,489	67,096	70,918

Expenses:
Losses and loss adjustment expenses, net	7,295	11,991	27,317	30,356
Policy acquisition costs	5,483	5,844	16,776	17,109
Other underwriting and operating expenses	5,664	4,686	15,355	12,379
Interest expense	496	390	1,207	884

Total expenses	18,938	22,911	60,655	60,728

Income before federal income tax expense	3,211	578	6,441	10,190
Federal income tax expense	1,045	67	2,179	3,544

Net income	$2,166	$511	$4,262	$6,646

Loss ratio:
Commercial lines	31.3%	39.3%	38.9%	40.5%
Personal lines	50.5%	98.8%	61.7%	57.3%
Consolidated	35.9%	53.7%	43.6%	44.4%
Expense ratio	54.9%	47.1%	51.3%	43.2%
Combined ratio	90.8%	100.8%	94.9%	87.6%
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North Pointe Holdings Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2006 (Unaudited) and December 31, 2005

	2006	2005
	(Dollars in thousands)
ASSETS
Investments
Debt securities, available for sale, at fair value (amortized cost of $105,668 and $100,337, respectively)	$104,086	$98,018
Common stocks, available for sale, at fair value (cost of $9,092 and $8,681, respectively)	10,512	10,001
Other investments	604	553

Total investments	115,202	108,572
Cash and cash equivalents	49,760	34,119
Restricted cash	200	200
Accrued investment income	1,027	840
Premiums and agents balances receivable, net	16,787	21,324
Reinsurance recoverables on
Paid losses	4,839	11,470
Unpaid losses	33,505	65,989
Prepaid reinsurance premiums	11,679	7,424
Deferred policy acquisition costs	8,411	9,578
Deferred federal income taxes, net	5,249	5,843
Federal income tax recoverable	331	2,199
Fixed assets, net of accumulated depreciation	6,122	4,990
Prepaid expenses and other assets	3,649	2,488

Total assets	$256,761	$275,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$90,699	$117,778
Unearned premiums	46,279	44,701
Debt	23,153	5,026
Amounts due to reinsurers	2,616	3,048
Accrued expenses and other liabilities	6,344	15,160
Premiums in advance	382	7,096

Total liabilities	169,473	192,809

Commitments and Contingent Liabilities

Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 9,122,687 and 9,116,687 issued and outstanding in 2006 and 2005, respectively	50,480	50,233
Preferred stock, no par value; 5,000,000 shares authorized; 0 issued and outstanding in 2006 and 2005	—	—
Retained earnings	36,915	32,653
Accumulated other comprehensive loss
Net unrealized losses on investments, net of deferred federal income tax benefit of $55 and $340 in 2006 and 2005, respectively	(107)	(659)

Total shareholders’ equity	87,288	82,227

Total liabilities and shareholders’ equity	$256,761	$275,036

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North Pointe Holdings Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
For the Three Months Ended September 30, 2006 and 2005

	2006	2005
	(Dollars in thousands,
	except share data)
Revenues
Direct premiums written	$22,673	$18,443
Assumed premiums written	2	(10)

Gross premiums written	22,675	18,433
Premiums ceded	(13,962)	(5,854)

Net premiums written	8,713	12,579
Decrease in net unearned premiums	11,196	9,073

Net premiums earned	19,909	21,652
Investment income, net of investment expenses	1,755	1,067
Net realized capital gains	81	75
Other income	404	695

Total revenues	22,149	23,489

Expenses
Losses and loss adjustment expenses, net	7,295	11,991
Policy acquisition costs	5,483	5,844
Other underwriting and operating expenses	5,664	4,686
Interest expense	496	390

Total expenses	18,938	22,911

Income before federal income tax expense	3,211	578
Federal income tax expense	1,045	67

Net income	$2,166	$511

Earnings Per Share
Basic	$0.24	$0.10
Diluted	0.24	0.10

Weighted average number of common shares outstanding
Basic	9,114,204	5,237,013
Diluted	9,114,915	5,237,015
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North Pointe Holdings Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
For the Nine Months Ended September 30, 2006 and 2005

	2006	2005
	(Dollars in thousands,
	except share data)
Revenues
Direct premiums written	$90,419	$86,078
Assumed premiums written	6	613

Gross premiums written	90,425	86,691
Premiums ceded	(29,687)	(14,548)

Net premiums written	60,738	72,143
Decrease (increase) in net unearned premiums	578	(5,299)

Net premiums earned	61,316	66,844
Investment income, net of investment expenses	4,755	2,755
Net realized capital losses	(266)	(155)
Other income	1,291	1,474

Total revenues	67,096	70,918

Expenses
Losses and loss adjustment expenses, net	27,317	30,356
Policy acquisition costs	16,776	17,109
Other underwriting and operating expenses	15,355	12,379
Interest expense	1,207	884

Total expenses	60,655	60,728

Income before federal income tax expense	6,441	10,190
Federal income tax expense	2,179	3,544

Net income	$4,262	$6,646

Earnings Per Share
Basic	$0.47	$1.33
Diluted	0.47	1.33

Weighted average number of common shares outstanding
Basic	9,114,193	5,006,403
Diluted	9,114,761	5,006,404
P.O. Box 2223, Southfield MI 48037-2223.28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) • 358-1171 • Fax (248) 357-3895